Exhibit 99

FOR IMMEDIATE RELEASE

For:	Fremont Michigan InsuraCorp, Inc.

933 E. Main

Fremont, Michigan 49412

Contact: Kevin Kaastra, Vice President of Finance, 231-924-0300

Fremont Michigan InsuraCorp, Inc. Reports Earnings for Second Quarter 2009 & Announces Quarterly Cash Dividend

Fremont, Michigan, August 10, 2009 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) today reported financial results for the quarter and six months ended June 30, 2009 and announced the declaration of its quarterly cash dividend.

•	Net income of $.33 per diluted share in second quarter / Net income of $.48 per diluted share year to date

•	Combined ratio of 98.8% in second quarter / Combined ratio of 101.4% year to date

•	Book value per share increases to $23.44 at June 30, 2009, versus $22.59 at December 31, 2008

•	Quarterly cash dividend of $.03 per share declared

Our net income was $585,000 or $.33 per diluted share in the second quarter of 2009 compared to $1.1 million, or $.62 per diluted share, for the same period a year ago. Operating income was $783,000, or $.45 per share, compared to $1.5 million, or $.86 per share, for the same period a year ago.

Net income for the six months ended June 30, 2009 was $863,000 or $.48 per diluted share compared to $2.2 million or $1.22 per diluted share in 2008. Operating income was $917,000, or $.52 per share, compared to $3.0 million, or $1.69 per share, for the same period a year ago.

Earnings were impacted in the second quarter of 2009 by increased losses in the commercial segment. During the quarter we experienced higher commercial property losses caused by fire and water related damages as well as increased losses in the commercial auto and workers compensation product lines. For the six months ended June 30, 2009, our earnings were impacted by higher fire related losses in both the personal and commercial segments.

Consolidated Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Unaudited)	2009	2008	%	2009	2008	%
Consolidated revenues	$13,830,606	$12,462,149	11.0%	$27,493,499	$24,492,033	12.3%
Net income	$584,707	$1,116,986	-47.7%	$862,815	$2,221,440	-61.2%
Weighted average shares outstanding	1,758,400	1,781,154	-1.3%	1,751,505	1,780,581	-1.6%
Basic earnings per share	$0.33	$0.63	-47.6%	$0.49	$1.25	-60.8%
Diluted earnings per share	$0.33	$0.62	-46.8%	$0.48	$1.22	-60.7%
Operating income (1)	$783,490	$1,537,972	-49.1%	$916,855	$3,009,721	-69.5%
Operating income per share (1)	$0.45	$0.86	-47.7%	$0.52	$1.69	-69.2%
Cash dividends declared per share	$0.03	$—	N/M	$0.06	$—	N/M
Book value per share	$23.44	$22.74	3.1%	$23.44	$22.74	3.1%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

“While the overall insurance industry has been challenged, we continue to generate a positive operating income. The soft economy has impacted most businesses and resulting profitability levels. The depth of our operating platform and agency force as well as our dedicated employees continues to allow the Company to exceed peer performance,” stated Richard E. Dunning, President and CEO.

“Our stockholder’s equity increased by $1.8 million or 4.6% in the first six months of 2009 due to our investment income and modest improvement in the value of our fixed maturity and equity portfolio. Since December 31, 2008, book value per share has increased $.85 or 3.8%,” he added.

Kevin G. Kaastra, Vice President of Finance, stated, “We are pleased to announce that the Board of Directors has declared a quarterly cash dividend of $.03 per share on the common stock of the Company payable on September 30, 2009 to shareholders of record on September 15, 2009.”

“In addition to the Company’s cash dividend, we also continue to repurchase shares under the Company’s share repurchase plan. During the quarter ended June 30, 2009, we repurchased 5,000 shares at a price of $14.60. Since first announcing the repurchase plan in May 2008, which authorized repurchasing up to 100,000 shares, we have repurchased 46,190 shares at an average price of $17.47,” added Kaastra.

Consolidated Statement of Income (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Direct premiums written	$17,303,818	$16,448,525	$31,719,502	$28,512,227

Net premiums written	$14,610,221	$13,659,528	$26,353,035	$23,236,394

Net premiums earned	$13,197,608	$11,778,423	$26,018,489	$22,995,328
Loss and LAE	8,773,377	6,910,578	17,994,570	13,247,077
Policy acquisition and other underwriting expenses	4,258,906	4,013,599	8,370,580	8,076,633

Underwriting gain (loss)	165,325	854,246	(346,661)	1,671,618
Other revenue items
Net investment income	438,980	535,039	940,165	1,051,275
Net realized gains on investments	14,833	—	211,494	158,602
Other income	179,185	148,687	323,351	286,828

Total other revenue items	632,998	683,726	1,475,010	1,496,705

Income before federal income taxes	798,323	1,537,972	1,128,349	3,168,323
Federal income tax expense	213,616	420,986	265,534	946,883

Net income	$584,707	$1,116,986	$862,815	$2,221,440

Earnings per share
Basic	$.33	$.63	$.49	$1.25
Diluted	$.33	$.62	$.48	$1.22

Loss and LAE ratio (1)	66.5%	58.7%	69.2%	57.6%
Policy acquisition and other underwriting expense ratio (1)	32.3%	34.1%	32.2%	35.1%
Combined ratio (1)	98.8%	92.8%	101.4%	92.7%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Direct premiums written increased 5.2% during the quarter led by growth in the personal (up 9.3%) and farm (up 8.3%) segments offset by a decrease in commercial premiums (down 9.8%). While renewal premiums increased 9.0% during the quarter our new business premium volume is down 13.9%. The decline in new business premium is due to a focus on tighter underwriting guidelines coupled with rate increases put into effect during the second quarter. Year to date, direct premiums written increased 11.2% led by the personal (up 13.3%), farm (up 11.1%) and commercial (up 6.1%) segments. Renewal premiums are up 10.8% and new business premium volume is up 11.9%.

Our loss and LAE ratio was 66.5% during the second quarter, which is up from the 2008 quarter. The increase came primarily from the commercial segment, which had a loss and LAE ratio of 75.2% in the second quarter compared to 16.4% in the 2008 quarter. Higher losses were experienced in the commercial package and businessowner product lines and were caused by fire and water related damages. The Company also experienced higher losses in the workers compensation and the commercial auto lines, which contributed to the increased loss and LAE ratio. The personal segment’s loss and LAE ratio dropped to 66.6% in the second quarter from 69.4% in the prior year quarter as result of higher net earned premium in the second quarter of 2009.

Year to date we generated a loss and LAE ratio of 69.2% which is up from the 57.6% loss and LAE ratio in the prior year period. The personal segment’s loss and LAE ratio was 70.2% compared to 64.9% a year ago. The higher ratio is due to increased fire related losses and to a lesser extent winter weather related losses, most of which occurred during the first quarter of 2009. The commercial segment generated a loss and LAE ratio of 68.9% compared to 39.9%. The higher ratio was impacted by second quarter loss activity discussed above.

The Company’s expense ratio dropped to 32.3% in the second quarter of 2009 compared to 34.1% in the 2008 quarter. Year to date, the Company’s expense ratio was 32.2% compared to 35.1% last year. The declining expense ratio is driven by growth in net premiums earned, operating efficiencies, lower assessments from state mandated pools and associations and lower depreciation expense in 2009.

Investments

Net investment income was down 18.0% in the second quarter of 2009 and 10.6% for the year to date period. The decline is due to the lower yield environment that exists today compared to a year ago. In addition, changes have been made to the fixed portfolio structure in order to mitigate credit risk resulting in a shorter duration and a lower tax equivalent yield. The fixed portfolio’s tax equivalent book yield and effective duration were 4.50% and 4.51 years, respectively, as of June 30, 2009 compared to 5.31% and 5.35 years, respectively, as of June 30, 2008. The decrease in duration has produced a portfolio more defensive to a potential rise in interest rates. Over the last four quarters, the portfolio has been positioned to reduce both credit risk and interest rate risk going forward.

During the second quarter 2009, the Company began adding to its equity portfolio via purchases of common stocks and mutual funds with an overall dividend component. Since March 31, 2009, the Company has added approximately $2,728,000 to the equity portfolio using a proven professional equity manager. The Company expects that by the end of the third quarter that it will add an additional $2,300,000 to the equity portfolio. Funding for the equity purchases has come from sales and maturities of fixed maturities and existing operating cash flow.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is income before federal income tax expense excluding net realized investment gains. Because our calculation may differ from similar measurements used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations.

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “loss and LAE ratio”) and the expense ratio. When prepared in accordance with GAAP, the loss and LAE ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing policy acquisition and other underwriting expenses by net premiums earned.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Consolidated Balance Sheets (Unaudited)	June 30, 2009	December 31, 2008
Assets

Investments:
Fixed maturities available for sale, at fair value	$51,391,029	$53,958,783
Equity securities available for sale, at fair value	8,017,955	4,560,368
Mortgage loans on real estate from related parties	242,793	247,000

Total investments	59,651,777	58,766,151
Cash and cash equivalents	10,503,456	6,576,564
Receivable from investments	17,886	—
Premiums due from policyholders, net	9,561,580	8,888,334
Amounts due from reinsurers	7,479,192	6,844,407
Prepaid reinsurance premiums	570,394	465,006
Accrued investment income	577,307	594,776
Deferred policy acquisition costs	3,685,377	3,596,147
Deferred federal income taxes	4,248,243	4,741,726
Property and equipment, net of accumulated depreciation	2,511,066	2,455,766
Other assets	5,732	30,670

	$98,812,010	$92,959,547

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$22,170,862	$21,369,524
Unearned premiums	25,818,168	25,455,624
Reinsurance balances payable	58,374	161,845
Accrued expenses and other liabilities	9,646,240	6,657,625

Total liabilities	57,693,644	53,644,618

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,754,473 and 1,740,154 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	8,930,776	8,653,443
Retained earnings	33,213,878	32,507,143
Accumulated other comprehensive loss	(1,026,288)	(1,845,657)

Total stockholders’ equity	41,118,366	39,314,929

Total liabilities and stockholders’ equity	$98,812,010	$92,959,547